Exhibit 10.14
NON-EMPLOYEE DIRECTOR COMPENSATION
1. Cash Compensation

	FY 2007	FY 2008 & Beyond

Member Retainer (Base) -Annual	$23,000	$72,000

Annual Fee in Lieu of Stock Options	$10,000	N/A

Chairman Retainer-Annual	$30,000	$30,000

Committee Chair Retainer-Audit	$7,000	$10,000

Committee Chair Retainer-Governance and ECDC	$2,000	$5,000

Standard Board Meeting Fee	$2,000	N/A

Committee Meeting Fee	$1,000	N/A

Additional Meetings Fee	N/A	$1,500
(For each Board of Directors or Committee meeting attended in excess of six meetings per fiscal year)
2. Equity-Based Compensation
Pre-FY 2008: Restricted Stock Grant under 1993 Plan
Restricted stock grant valued at $18,000 made every three years, including on September 1, 2005, based on the last reported sale price of Company stock on the preceding trading day, and in accordance with the 1993 Non-Employee Director Restricted Stock Plan. A non-employee director may sell or otherwise transfer one-third of the shares covered by an award on each anniversary of the date of the award. If a non-employee director ceases to be a director before the restrictions against transfer have lapsed with respect to any shares, then except for death, disability or retirement, the director forfeits such shares. The restrictions lapse upon a change in control.
FY 2008 & Beyond: Restricted Stock Grant under 2006 Long-Term Incentive Plan
Restricted stock grant valued at $20,000 made on January 1 of each year, commencing on January 1, 2008, based on the last reported sale price of Company stock on the preceding trading day, in accordance with the 2006 Long-Term Incentive Plan. Restrictions lapse on the first anniversary date of the award. Awards shall be made in accordance with other terms and forms approved by the Executive Compensation and Development Committee.